UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

Rocky Mountain Chocolate Factory, Inc.
(Exact name of registrant as specified in is charter)

Colorado	0-14749	84-0910696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

265 Turner Drive
Durango, Colorado 81303
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:  (970) 259-0554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 27, 2012, Rocky Mountain Chocolate Factory, Inc. (the “Company”) entered into a Master Licensing Agreement (the “Agreement”) with RMCF Asia, Ltd. (the “Licensee”), a strategic partner based in Hong Kong, pursuant to which the Company is granting a license to the Licensee to develop Rocky Mountain Chocolate Factors stores in Japan. Under the terms of the Agreement, the Licensee will pay the Company a master license fee (the “Master License Fee”) for the right to open Rocky Mountain Chocolate Factory stores for its own account and for the account of franchisees throughout the country of Japan (the “Licensed Territory”).  The Master License Fee is payable upon the execution of the Agreement and annually thereafter or until 100 stores have been opened in the Licensed Territory.  The Agreement requires at least 10 new stores to be opened each year for the next 10 years, for a total minimum of 100 stores in the Licensed Territory by the expiration of the initial term of the Agreement.  The Company will receive royalties on all retail unit sales opened under the Agreement and will generate factory sales as the exclusive provider of confectionary products to the Licensee.  The Agreement also provides for customary duties and rights of the Company and the Licensee in the development of new Rocky Mountain Chocolate Factory stores. The Licensee currently operates one store under the terms of the Agreement.

Item 7.01.  Regulation FD Disclosure.

The Company has issued a press release announcing the Master Licensing Agreement covering the country of Japan and has elected to furnish the press release as an exhibit to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated April 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Date: April 30, 2012	By:	/s/ Bryan J. Merryman
Bryan J. Merryman, Chief Operating Officer, Chief Financial Officer, Treasurer and Director

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 30, 2012.